EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contacts:	Barbara Thompson
September 24, 2014		First Citizens BancShares
919.716.2716

First Citizens BancShares Announces Election of New Members to Corporate Board of Directors
Election effective upon completion of proposed merger

RALEIGH, N.C. - The board of directors of First Citizens BancShares announced today the election of three new members - Floyd L. Keels, Robert R. Hoppe and Peter M. Bristow. Their election is effective upon completion of the proposed merger of Columbia, S.C.-based First Citizens Bancorporation into Raleigh, N.C.-headquartered BancShares.

The pending merger has received all regulatory approvals and is expected to become effective Wednesday, Oct. 1, 2014. Shareholders of each company voted to approve the proposed merger on Sept. 16, 2014.

The combined company’s board of directors will be comprised of members from both organizations; Keels, Hoppe and Bristow have each served on Bancorporation’s board of directors. Each of these directors will also serve as a director of BancShares’ First Citizens Bank subsidiary.

The merger of the two bank subsidiaries - Bancorporation’s First Citizens Bank and Trust Company, Inc. into BancShares' First Citizens Bank - will follow at a later time.

“We welcome our new directors and the experience and expertise they bring to our board as we prepare to bring the two companies together,” said Frank B. Holding Jr., Chairman and Chief Executive Officer of First Citizens BancShares and First Citizens Bank of North Carolina.

Floyd L. Keels, 66, is president and chief executive officer for Santee Electric Cooperative, Inc., headquartered in Santee, S.C. With more than 40 years in the electric utilities industry, he oversees planning, organizing and directing the day-to-day operations of the cooperative. He joined the cooperative in 1998 as assistant general manager and assumed responsibilities as president and chief executive officer for Santee Electric in May 1999. A native of South Carolina, he attended the University of Wisconsin and the University of South Carolina and earned bachelor of business management and master of business administration degrees from Golden Gate University. He is also a decorated military veteran. He has served as a director of Bancorporation and First Citizens of South Carolina since 2010.

Robert R. Hoppe, 63, retired as partner from PricewaterhouseCoopers LLP in 2007 after 34 years of service. He graduated from the University of North Carolina at Charlotte in 1973 with a bachelor of science degree and began his career with the legacy firm Coopers & Lybrand in Charlotte, N.C. He moved with Coopers & Lybrand to open the Columbia, S.C., office and returned to Charlotte in 1992. He was admitted as partner in 1993. He has served as a director of Bancorporation and First Citizens of South Carolina since 2011.

Peter M. Bristow, 48, is currently executive vice president of Bancorporation and president and chief operating officer of its banking subsidiary, First Citizens Bank of Columbia, S.C. Following completion of the proposed merger, Bristow’s role will be president and corporate sales executive of the combined company. Bristow joined First Citizens of South Carolina in 1991 and has held various leadership positions over the years. He was named president and COO at First Citizens of South Carolina in 2001. He received a bachelor’s degree from the University of Virginia. He has served as a director of Bancorporation and First Citizens of South Carolina since 1999.

In order to add the new directors, the BancShares board increased the number of directors to 13 from 12. Upon completion of the merger, Keels, Hoppe and Bristow will join the current directors of BancShares and First Citizens Bank of North Carolina: John M. Alexander, Jr.; Victor E. Bell III; Hope Holding Bryant; H. Lee Durham, Jr.; Daniel L. Heavner; Frank B. Holding, Jr.; Lucius S. Jones; Robert E. Mason IV; Robert T. Newcomb; and James M. Parker.

H.M. Craig III and Ralph K. Shelton resigned from the boards of BancShares and First Citizens of North Carolina effective Sept. 18.

Chairman Frank Holding thanked Craig and Shelton for their many years of service. “I sincerely thank them both for their commitment to our company and for all they have done to help establish First Citizens as a banking leader,” said Holding.

First Citizens BancShares, with $22.2 billion in assets, is the financial holding company for First Citizens Bank. First Citizens Bank provides consumer, business and commercial banking, wealth, investments and insurance through a network of branch offices, internet banking, mobile banking, telephone banking and ATMs.

Headquartered in Raleigh, N.C., First Citizens Bank today has 397 offices in 17 states (Arizona, California, Colorado, Florida, Georgia, Kansas, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, Oregon, Tennessee, Texas, Virginia, Washington and West Virginia) and the District of Columbia. The bank is the recipient of multiple national awards for customer satisfaction and overall stability and security. For more information, visit www.firstcitizens.com. First Citizens Bank. Forever First.

Information on First Citizens BancShares’ and First Citizens Bancorporation's websites is not, and shall not be deemed to be, a part of this news release or incorporated into other filings made with the SEC.

Disclosures About Forward-Looking Statements
This press release may contain forward-looking statements. Factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the ability to meet all closing conditions in the merger agreement on the expected terms and schedule, delay in closing the merger, difficulties and delays in integrating the businesses of the companies or fully realizing cost savings and other benefits of the merger, changes in interest rates and capital markets and other factors detailed in First Citizens BancShares' filings with the SEC.